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                                    AMENDMENT ONE
                                       TO THE
                             FLEET FINANCIAL GROUP, INC.
                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                  (1996 RESTATEMENT)


Sections 5.1, 5.2 and 5.3 are amended effective January 1, 1997 to read as follows:

    5.1 AMOUNT OF BENEFITS. The amount of the benefit payable under the Plan to a Participant will be equal to (a) minus (b), but not less than zero, where

         (a) is the amount of the benefit the Participant would have been entitled to receive under the Basic Plan in the form of a "Single Life Annuity" commencing on his "Annuity Starting Date: if (i) the term "Compensation" under the Basic Plan included bonus awards to which the Participant is entitled under the Corporate Executive Incentive Plan or other incentive award program, (ii) the limitations of sections 401(a)(17) and 415 of the Code (and provisions of the Basic Plan applying those limitations) did not exist, and (iii) the Participant were treated under the Basic Plan as a "Participant" who is not a "Cash Balance Participant"; and

         (b) is the sum of (i) the benefit payable to the Participant under the Basic Plan and (ii) the benefit payable to the Participant under the Fleet Financial Group, Inc. Retirement Income Assurance Plan, as in effect from time to time; provided that the amounts determined in (i) and (ii) shall be expressed in the form of a "Single Life Annuity" commencing on the Participant's "Annuity Starting Date" (with such quoted terms having the meaning set forth in the Basic Plan).

    5.2  CALCULATION AND PAYMENT OF BENEFITS.    Except with respect to a
    Participant who is a "Cash Balance Participant" under the Basic Plan, benefits payable under the Plan shall be calculated in the same manner, paid in the same form, commence at the same time, and paid under the same terms and conditions as the benefits payable to the Participant (or Beneficiary) under the Basic Plan. A Participant who is a "Cash Balance Participant" under the Basic Plan shall have the right to elect benefits under the Plan under the same terms and conditions (and only under the same terms and conditions), including but not limited to manner of calculation, form of payment and time of commencement, as the Participant would under the Basic Plan if the Participant were not a "Cash Balance Participant."

    5.3  DEATH BENEFITS.   In the event of the death of the Participant before
    benefits have commenced, death benefits under the Plan will become payable to the Participant's Beneficiary under the same terms and conditions as specified in the Basic Plan, determined as if (where applicable) the Participant were not a "Cash Balance Participant"


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    under the Basic Plan.  In the event of the death of the Participant after benefits have commenced, death benefits under the Plan will be payable to the Participant's Beneficiary in accordance with the form of distribution elected by the Participant.

    IN WITNESS WHEREOF, this Amendment One has been adopted by the Human Resources and Planning Committee on the 18th day of June, 1997 and is executed by a duly authorized officer of Fleet Financial Group, Inc.


                                       FLEET FINANCIAL GROUP, INC.

                                       By: /s/ William C. Mutterperl
                                          -----------------------------
                                               William C. Mutterperl
                                               Senior Vice President



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